Exhibit 99.1

Semler Scientific, Inc. Appoints Healthcare Technology Expert Wayne T. Pan, M.D., Ph.D., to its Board of Directors

PORTLAND, Ore. – May 14, 2014 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk-assessment company whose mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, today announced the appointment of Wayne T. Pan, M.D., Ph.D., to the company’s board of directors. Dr. Pan will also serve as a member of the board’s audit committee and the nominating committee. Dr. Pan is currently serving as chief medical officer at Thrasys, Inc. He has over 20 years of broad healthcare industry experience in clinical medicine, managed care and health information technology.

“Wayne’s experience in building and leading teams in healthcare technology and managed care, brings great value to Semler and to our board of director as we build our sales and marketing efforts and develop new products,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler.

Since August 2012, Dr. Pan has been chief medical officer at Thrasys, Inc., a global healthcare technology company that provides a cloud-based platform upon which healthcare delivery systems and provider organizations can build high quality, person-centered accountable care communities. Prior to Thrasys Inc., Dr. Pan was concurrently the chief medical informatics officer for Health Access Solutions, a health care software development company, from 2010 to 2012 and chief medical officer of Pacific Partners Management Services, Inc., a management services organization managing medical groups in northern California with over 50,000 covered lives. Prior to that, Dr. Pan served as chief medical officer at Affinity Medical Solutions, LLC, a medical management services organization serving independent physicians association clients and managing commercial and Medicare Advantage members, from 2009 to 2010. Dr. Pan also held the position of chief medical officer from 2008 to 2009 for Alameda Alliance for Health, a local initiative health plan with Medicaid, Medicare Advantage and IHSS plans, and the position of advisory chief medical officer at a data analytics start-up focused on big data issues in healthcare in 2007 to 2008. Dr. Pan completed his undergraduate studies in Biology at Johns Hopkins University, his M.D. and Ph.D. degrees concurrently at Mt. Sinai School of Medicine, and he has an MBA from the Wharton School of the University of Pennsylvania.

Dr. Pan is being appointed to fill a vacancy created by the resignation from the company’s board of directors of Mr. Elliot A. Sainer.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Semler's first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec® received FDA 510(k) clearance in February 2010, Semler began Beta testing in the third quarter of 2010, and Semler began commercially leasing FloChec® in January 2011. Semler closed the initial public offering of its common stock on February 26, 2014 and its common stock is now listed on the NASDAQ Capital Market under the ticker symbol “SMLR.” Additional information about Semler can be found at www.semlerscientific.com.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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